EXHIBIT 10.3

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT ("Indemnification Agreement") is made as of September 2, 2009 (the "Effective Date"), by PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership, whose address is 233 Wilshire Boulevard, Suite 830, Santa Monica, California 90401 ("Pacific Office"), and SHIDLER EQUITIES L.P., a Hawaii limited partnership, whose address is 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813 ("Shidler Equities").

R E C I T A L S :

1.           First Hawaiian Bank, a Hawaii corporation (the "Lender"), has agreed to extend a line of credit to Pacific Office in the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) (the "Line of Credit"), which Line of Credit is evidenced by that certain Promissory Note dated September 2, 2009, executed by Pacific Office in favor of the Lender.  The Line of Credit is being extended by the Lender to Pacific Office on the terms and conditions set forth in that certain Credit Agreement dated September 2, 2009, executed by Pacific Office and the Lender (the "Loan Agreement").

2.           The obligation of Pacific Office to repay the Line of Credit, which is solely the obligation of Pacific Office, is to be secured by the pledge to the Lender of a certificate of deposit in the principal amount of $10,000,000.

3.           Shidler Equities has agreed with Pacific Office that Shidler Equities will provide and pledge to the Lender the required certificate of deposit in the principal amount of $10,000,000 (such certificate of deposit in the principal amount of $10,000,000 and/or any replacement certificate of deposit provided and pledged by Shidler Equities being referred to hereinafter as the "Certificate of Deposit"), which pledge will secure the obligation of Pacific Office to repay the Line of Credit, provided that Pacific Office (i) agrees to indemnify Shidler Equities from any and all losses, damages, costs and expenses incurred by Shidler Equities in connection with the pledge of the Certificate of Deposit, and (ii) agrees to the other terms and conditions set forth below.

NOW, THEREFORE, to induce Shidler Equities to provide and pledge to the Lender the Certificate of Deposit as security for the obligation of Pacific Office to repay the Line of Credit, and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pacific Office hereby covenants and agrees with Shidler Equities as follows:

1.           Indemnification of Shidler Equities.  Pacific Office hereby agrees to pay, protect, defend and save Shidler Equities harmless from and against, and hereby indemnifies Shidler Equities from and against, any and all losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees), liabilities, obligations, causes of action, suits, claims, demands and judgments (collectively, "Losses"), which Losses may at any time be incurred by, imposed upon or awarded against Shidler Equities as a result of:

(a)           the failure by Pacific Office to cause the entire $10,000,000 principal amount of the Certificate of Deposit and all accrued interest to be disbursed to Shidler Equities upon the Maturity Date (as defined in the Loan Agreement) of the Line of Credit;

(b)           any Event of Default or failure to perform by Pacific Office under any of the Loan Documents (as such terms are defined in the Loan Agreement), it being agreed by Pacific Office and Shidler Equities that if all or any portion of the Certificate of Deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the Line of Credit then, in addition to any other right or remedy that Shidler Equities may have under this Indemnification Agreement and/or under the law, interest shall accrue on any such amount that is withdrawn and be due and payable to Shidler Equities at the rate of seven percent (7%) per annum from the date of the withdrawal until paid by Pacific Office to Shidler Equities in full;

(c)           any bankruptcy or similar proceeding affecting Pacific Office;

(d)           any cost or expense being incurred by Shidler Equities in connection with the pledge to the Lender of the Certificate of Deposit, including, without limitation, reasonable attorneys' fees; and

(e)           any cost or expense being incurred by Shidler Equities in connection with the enforcement of this Indemnification Agreement, including, without limitation, reasonable attorneys' fees.

The liability of Pacific Office under this Indemnification Agreement shall be direct and immediate.  Losses incurred by Shidler Equities shall be payable by Pacific Office upon demand.  Shidler Equities shall also be entitled to appear in any action or proceeding to defend itself against any claim in connection with the Line of Credit and/or the Certificate of Deposit, and all costs and expenses incurred by Shidler Equities in so doing, including, without limitation, reasonable attorneys' fees, shall be paid by Pacific Office on demand.

2.           Fee to be Paid to Shidler Equities.  In consideration of Shidler Equities providing and pledging to the Lender the Certificate of Deposit as described above, Pacific Office agrees to pay to Shidler Equities an annual fee of two percent (2%) of the entire $10,000,000 principal amount of the Certificate of Deposit, which annual fee shall accrue, and shall be paid by Pacific Office to Shidler Equities on a quarterly basis in arrears on the first day of January, the first day of April, the first day of July and the first day of October of each year, until the entire $10,000,000 principal amount of the Certificate of Deposit and all accrued interest are disbursed to Shidler Equities.

3.           Repayment of the Line of Credit.  Pacific Office and Shidler Equities hereby acknowledge that the Line of Credit is to be repaid by Pacific Office and that Shidler Equities has no obligation to the Lender and/or to Pacific Office to repay the Line of Credit, in whole or in part.

4.           Binding Effect.  This Indemnification Agreement shall be binding upon and inure to the benefit of Pacific Office, Shidler Equities and their respective successors and assigns.

5.           Enforcement.  This Indemnification Agreement may be enforced in any federal or state court in the City and County of Honolulu, State of Hawaii.

6.           Hawaii Law.  This Indemnification Agreement shall be construed in accordance with the laws of the State of Hawaii.

7.           Counterparts.  This Indemnification Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Pacific Office and Shidler Equities have executed this Indemnification Agreement as of the Effective Date.

PACIFIC OFFICE PROPERTIES, L.P.,
a Delaware limited partnership

By:  Pacific Office Properties Trust, Inc.,
a Maryland corporation
Its General Partner

By:         /s/ Lawrence J. Taff
Lawrence J. Taff
       Senior Vice President, Honolulu Operations

Pacific Office

SHIDLER EQUITIES L.P.,
a Hawaii limited partnership

By:       Shidler Equities Corp.,
a Hawaii corporation
Its General Partner

By:         /s/ Jay H. Shidler
       Jay H. Shidler
President

Shidler Equities